COTTONWOOD MULTIFAMILY REIT II, INC.

HEIGHTS AT MERIDIAN APARTMENTS
DURHAM, NORTH CAROLINA

STATEMENT OF REVENUES AND
CERTAIN EXPENSES

FOR THE YEARS ENDED
DECEMBER 31, 2017 AND 2016 (AUDITED) AND
THE PERIOD ENDED
SEPTEMBER 30, 2018 (UNAUDITED)

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders
of Cottonwood Multifamily REIT II
We have audited the accompanying statement of revenue and certain operating expenses of Heights at Meridian Apartments (the “Portfolio”) for the years ended December 31, 2017 and 2016, and the related notes to the statement of revenues and certain expenses (the “Statement”).
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of the Statement in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on the Statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the Statement. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the Statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Portfolio’s preparation and fair presentation of the Statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Portfolio’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the Statement.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the Statement referred to above presents fairly, in all material respects, the revenue and certain operating expenses described in Note 1 of the Portfolio for the years ended December 31, 2017 and 2016, in accordance with accounting principles generally accepted in the United States of America.
Emphasis of Matter
As described in Note 1, the Statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of the Portfolio’s revenues and expenses. Our opinion is not modified with respect to this matter.

WSRP, LLC
Salt Lake City, Utah
January 9, 2019

HEIGHTS AT MERIDIAN APARTMENTS DURHAM, NORTH CAROLINA STATEMENT OF REVENUES AND CERTAIN EXPENSES

	For the Year Ended December 31,		For the Period Ended September 30,
	2016	2017	2018
	(Audited)	(Audited)	(Unaudited)
Revenues
Rental income	$4,409,640	$4,737,050	$3,670,875
Other operating income	342,730	369,691	282,627
Total revenues	4,752,370	5,106,741	3,953,502

Certain Expenses
Advertising and marketing	44,009	43,719	26,197
Bad debt	3,978	10,452	2,421
General and administrative	121,001	122,054	80,898
Insurance	77,244	83,402	62,451
Management fees	189,936	203,852	158,030
Real estate taxes	468,213	480,952	364,077
Repairs and maintenance	206,754	226,786	174,717
Salaries and wages	449,822	481,395	335,239
Utilities	303,606	310,893	212,836
Total certain expenses	1,864,563	1,963,505	1,416,866

Revenues in excess of certain expenses	$2,887,807	$3,143,236	$2,536,636

Organization and Basis of Presentation

The statement of revenues and certain expenses (the “financial statement”) for the years ended December 31, 2017 and 2016, and for the period ended September 30, 2018, relates to the operations of Heights at Meridian (“the Property”). The Property is a multifamily garden style apartment community situated on 54.7 acres. The property contains six, three-story residential buildings consisting of a total of 337,852 square feet of living space. There are also numerous amenities including, among other things, a resident lounge, fitness center, common area wi-fi, saltwater pool, dog park, resident car wash center, outdoor lounge with kitchen, and walking trails and lakes.

Cottonwood Residential O.P., LP (“CROP”) partnered with a developer to build the Property. CROP provided 97.5% of the capital with the remaining amount funded by the developer. The Property was completed in 2014, whereupon CROP acquired the developer’s entire interest. On January 8, 2019, Cottonwood Multifamily REIT II, Inc., an affiliated company, acquired a 90% interest in the property through a joint venture with CROP. As of December 31, 2016, December 31, 2017 and September 30, 2018, the apartment units were 94.6%, 95.2% and 96.5% leased, respectively.

The accompanying financial statement is presented in conformity with Rule 3-14 of Regulation S-X promulgated by the Securities and Exchange Commission. Accordingly, the financial statement is not representative of the actual operations for the audited period presented, as certain expenses which may not be comparable to the expenses expected to be incurred in the future operations of the Property have been excluded. Expenses excluded consist of interest, depreciation and amortization and certain other expenses not directly related to the future operations of the Property.

The statement of revenues and certain expenses for the period ended September 30, 2018 is unaudited. However, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for the fair presentation of this statement of revenues and certain expenses for the interim period on the basis described above have been included. The results for such an interim period are not necessarily indicative of the results for the entire year.

Summary of Significant Accounting Policies

Use of Estimates

The preparation of the financial statement in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect various amounts reported in the financial statement and accompanying notes. Actual results could differ from those estimates.

Revenue recognition

Rental income from the apartment leases is recognized as earned. Lease terms generally do not extend beyond one year.

Advertising and marketing costs

The Property’s policy is to expense advertising and marketing costs as incurred.

Related Party Transactions

An affiliate of CROP provides property management services for the Property. The affiliate is paid an annual property management fee and annual asset management fee of 3.0% and 1.0% of gross revenues, respectively.

Subsequent Events

Subsequent events have been evaluated through January 9, 2018, the date the financial statement was available for issuance. Management has determined that there are no subsequent events that require disclosure under Financial Accounting Standards Board Accounting Standards Codification Topic 855, Subsequent Events.

3